Exhibit 23.1
Consent to be Named as a Director Appointee
In connection with the filing by Public Policy Holding Company, Inc. (the “Company”) of a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person appointed to the board of directors of the Company with such appointment to be effective immediately prior to the initial listing of the Company’s common stock on Nasdaq. I also consent to the filing of this consent as an exhibit to such registration statement and any amendments thereto.
Dated: October 10, 2025

/s/ Charles D. Brown
Name: Charles D. Brown